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                                                                  EXHIBIT (k)(4)

                            ASSIGNMENT AND ASSUMPTION

         Assignment and Assumption dated as of January 1, 2002, between EquitiLink USA, Inc., a Delaware Corporation authorized to transact business under the name Aberdeen Asset Management (the "Assignor") and Aberdeen Fund Managers Inc., a Delaware Corporation authorized to transact business under the name Aberdeen Asset Management, Inc. (the "Assignee").

         Whereas, the Assignor entered into an Investor Relations Services Agreement dated as of March 1, 2000 (the "Agreement") between the Assignor and The First Commonwealth Fund, Inc., a closed-end management investment company now known as Aberdeen Commonwealth Income Fund, Inc. (the "Fund"), and

         Whereas, the Assignor desires to assign its rights under the Agreement to the Assignee, in consideration of the assumption by the Assignee of all obligations and liabilities of the Assignor under the Agreement, and

         Whereas, the Assignor is a wholly-owned subsidiary of Aberdeen Asset Managers (C.I.) Limited ("AAMCIL"), the Fund's Investment Manager, and the Assignee is an affiliate of AAMCIL, and

         Whereas, the Board of Directors of the Fund, at a Board meeting held on March 14, 2002, approved the assignment by the Assignor of its rights under the Agreement to the Assignee.

         Now, therefore, the Assignor hereby assigns to the Assignee the entire right, title and interest of the Assignor under the Agreement, and the Assignee hereby undertakes, assumes and agrees to perform and discharge all obligations and liabilities of the Assignor under the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be duly executed by their authorized officers as of the date first set forth above.

                                        EquitiLink USA, Inc.

                                    By  /s/ Timothy P. Sullivan
                                        -----------------------
                                        Name:  Timothy P. Sullivan
                                        Title: Secretary

                                        Aberdeen Fund Managers, Inc.

                                    By  /s/ Beverley Hendry
                                        -------------------
                                        Name:  Beverley Hendry
                                        Title: Director, Chief Executive Officer

The undersigned hereby consents to this Assignment and Assumption.

                                        Aberdeen Commonwealth Income Fund, Inc.

                                    By  /s/ Simon Bignell
                                        -----------------
                                        Name:  Simon Bignell
                                        Title: Assistant Treasurer